Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA
     The historical financial data presented in the table below as of and for each of the years in the five-year period ended December 31, 2008 are derived from our consolidated financial statements. The financial results are not necessarily indicative of our future operations or future financial results. The data presented below should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” During 2008, we divested our interests in offshore operations, which were conducted through our subsidiary Bois d’Arc Energy, Inc. (“Bois d’Arc Energy”). Accordingly, we have adjusted the presentation of selected financial data to reflect the offshore operations on a discontinued basis.
     The selected financial data below has been restated in all years for the adoption of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling minority interests as a component of stockholder’s equity instead of as a liability and provides guidance on the accounting for transactions between an entity and noncontrolling interests. As a result of the implementation of SFAS 160, $220.3 million and $267.4 million relating to the noncontrolling interest in Bois d’Arc Energy, Inc. as of December 31, 2006 and 2007, respectively, has been reclassified from liabilities to noncontrolling interests within stockholder’s equity. We sold our interest in Bois d’Arc Energy during 2008, and as a result, there were no noncontrolling interests as of December 31, 2008.
     The selected financial data below has also been restated for the adoption of Financial Accounting Standards Board Staff Position Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). Under FSP EITF 03-6-1, unvested share-based payment awards with rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities that must be included in determining basic and diluted earnings per share. From time to time we grant shares of restricted stock to certain of our executives and key employees, which grants are dividend bearing and considered participating securities under this new standard. We adopted FSP EITF No. 03-6-1 as of January 1, 2009 and basic and diluted earnings per share have been restated to include the effect of these shares of restricted stock. The effect of adoption on each year is presented in the table below:

	Year Ended December 31,
	2004	2005	2006	2007	2008
	Increase (decrease) from previously reported amounts
Basic net income per share:
Continuing operations	$(0.02)	$(0.03)	$(0.03)	$(0.02)	$(0.04)
Discontinued operations	(0.01)	—	(0.01)	(0.02)	(0.12)

	$(0.03)	$(0.03)	$(0.04)	$(0.04)	$(0.16)

Diluted net income per share:
Continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.02)	$(0.02)
Discontinued operations	—	(0.01)	0.01	0.01	(0.05)

	$(0.01)	$(0.02)	$(0.01)	$(0.01)	$(0.07)

Statement of Operations Data:

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands, except per share data)
Revenues:
Oil and gas sales	$172,668	$264,806	$257,218	$331,613	$563,749
Gain on sale of assets	—	—	—	—	26,560

Total revenues	172,668	264,806	257,218	331,613	590,309

Operating expenses:
Oil and gas operating(1)	31,628	44,267	53,903	64,791	86,730
Exploration	6,581	16,899	1,424	7,039	5,032
Depreciation, depletion and amortization	37,075	53,123	75,278	125,349	182,179
Impairment of oil and gas properties	1,648	3,400	8,812	482	922
General and administrative, net	11,439	14,686	20,395	27,813	32,266

Total operating expenses	88,371	132,375	159,812	225,474	307,129

Income from operations	84,297	132,431	97,406	106,139	283,180
Other income (expenses):
Interest income	92	388	682	877	1,537
Other income	156	209	184	144	119
Interest expense	(16,947)	(20,266)	(20,733)	(32,293)	(25,336)
Loss on early extinguishment of debt	(19,599)	—	—	—	—
Marketable securities impairment	—	—	—	—	(162,672	)(2)
Gain (loss) from derivatives	(155)	(13,556)	10,716	—	—

Total other income (expense)	(36,453)	(33,225)	(9,151)	(31,272)	(186,352)

Income from continuing operations before income taxes	47,844	99,206	88,255	74,867	96,828
Provision for income taxes	(17,464)	(36,525)	(34,190)	(29,223)	(38,611)

Income from continuing operations	30,380	62,681	54,065	45,644	58,217
Income (loss) from discontinued operations	16,487	(2,202)	16,600	23,257	193,745	(3)

Net income	$46,867	$60,479	$70,665	$68,901	$251,962

Basic net income per share:
Continuing operations	$0.87	$1.57	$1.25	$1.03	$1.27
Discontinued operations	0.47	(0.06)	0.38	0.52	4.23

	$1.34	$1.51	$1.63	$1.55	$5.50

Diluted net income per share:
Continuing operations	$0.83	$1.51	$1.22	$1.01	$1.26
Discontinued operations	0.45	(0.06)	0.38	0.52	4.20

	$1.28	$1.45	$1.60	$1.53	$5.46

Weighted average shares outstanding:
Basic	34,187	39,216	42,220	43,415	44,524

Diluted	36,070	40,852	43,252	44,080	44,813

(1)	Includes lease operating costs and production and ad valorem taxes.

(2)	Unrealized loss before income taxes representing impairment on shares of common stock of Stone Energy Corporation.

(3)	Includes gain of $158.1 million, net of income taxes of $85.3 million, from the sale of our offshore operations.
Balance Sheet Data:

	As of December 31,
	2004	2005	2006	2007	2008
	(In thousands)
Cash and cash equivalents	$1,256	$89	$1,228	$5,565	$6,281
Property and equipment, net	455,085	706,928	917,854	1,310,559	1,444,715
Net assets of discontinued operations	443,532	252,258	913,478	981,682	—
Total assets	941,477	1,016,663	1,878,125	2,354,387	1,577,890
Total debt	403,000	243,000	355,000	680,000	210,000
Stockholders’ equity	355,853	582,859	902,912	1,039,085	1,062,085

Cash Flow Data:

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands)
Cash flows provided by operating activities from continuing operations	$92,836	$173,193	$186,169	$201,539	$450,533
Cash flows used for investing activities from continuing operations	(169,462)	(327,234)	(281,505)	(531,493)	(289,194)
Cash flows provided by (used for) financing activities from continuing operations	87,460	2,127	132,882	334,357	(452,883)
Cash flows provided by (used for) discontinued operations	(14,921)	150,747	(36,407)	(66)	292,260

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